Axos Financial, Inc. Fixed Income Investor Presentation February 2022 NYSE: AX Filed Pursuant to Rule 433 Registration No. 333-253797 Issuer Free Writing Prospectus Dated February 16, 2022 Relating to Preliminary Prospectus Supplement dated February 16, 2022 and Prospectus dated March 2, 2021

2 Safe Harbor This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The use of future tense or words “future plans,” “believe,” “expect,” “anticipate,” “estimate,” “project,” or the negation thereof or similar expressions constitute forward-looking statements within the meaning of the Reform Act. These statements may include, but are not limited to, projections of revenues, income or loss, estimates of capital expenditures, plans for future operations, products or services, including new initiatives and expansion, the effects of the COVID-19 pandemic, and financing needs or plans, as well as assumptions relating to these matters. Such statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. For a discussion of these factors, we refer you to the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2021, Form 10-Q for the quarter ended December 31, 2021 and its last earnings press release. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or by any other person or entity that the objectives and plans of the Company will be achieved. For all forward-looking statements, the Company claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.

3 Safe Harbor (continued) This presentation does not constitute or form part of any offer to sell, or a solicitation of an offer to purchase, any securities of the Company. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Certain of the information contained in this presentation may be derived from information provided by industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable. The Company cannot guarantee the accuracy of such information, however, and has not independently verified such information. Except as otherwise indicated, this presentation speaks as to the date hereof. The delivery of this presentation will not, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of this presentation. The Company is not making any implied or express representation or warranty as to the accuracy or completeness of the information summarized herein or made available in connection with any further investigation of the Company. The Company expressly disclaims any and all liability which may be based on such information, errors therein or omissions therefrom. You may obtain copies of documents filed by the Company with the SEC for free by visiting EDGAR on the SEC website at sec.gov or by visiting the Company’s website at investors.axosfinancial.com.

4 Greg Garrabrants | President & CEO › President and CEO of Axos Bank since 2007 › Previously served as an investment banker, management consultant, and attorney for over 15 years › JD from the Northwestern University School of Law and his MBA from Kellogg Graduate School of Management at Northwestern University Strong and Experienced Management Team Derrick Walsh | EVP & Chief Financial Officer › Chief Financial Officer of Axos Bank since September 2021 and joined in 2013 › Previously led SEC & Regulatory Reporting department at LPL Financial › Accounting and Business double major with a concentration in Finance from University of Richmond Andrew Micheletti | EVP, Finance › Joined Axos in 2001 and previously served as Chief Financial Officer › Previously served as Vice President of Finance for TeleSpectrum Worldwide and CFO of Linsco / Private Ledger Corp (LPL Financial) › B.S. from San Diego State University Raymond Matsumoto | EVP & Chief Operating Officer › Previously served as EVP and Chief Administrative Officer at CIT Group › Also held executive positions at OneWest Bank and Indymac Bank › Spent 18 years as a CPA with KPMG › B.S. in Accounting and Finance from UC Berkeley Thomas Constantine | EVP & Chief Credit Officer › Chief Credit Officer of Axos Bank since 2010 › Previously served as senior examiner with the Office of Thrift Supervision (OTS) › 31+ years of banking and financial services experience › B.A. in Business Economics, with an accounting emphasis, from UC Santa Barbara Eshel Bar-Adon | EVP, Strategic Partnerships and Chief Legal Officer › Previously served as EVP and Chief Legal Officer of Seneca One Finance › Also served as SVP for Transactional Affairs and Corporate Counsel at Stone Street Capital › JD from Georgetown University and B.A. with honors from the University of Texas, Austin John Tolla | EVP, Chief Governance, Risk and Compliance Officer › Joined Axos Bank in 2013 › Previously held leadership roles at BearingPoint and Booz Allen with focus on regulatory compliance, strategy, process improvement, and risk management › Received JD in 2006 and MBA in 2007 Brian Swanson | EVP, Head of Consumer Bank › Joined Axos Bank in 2010 › Previously served as Vice President at Bank of America in Home Loans Division › 15+ years of lending and banking experience › MBA in Operations Management from Cal State East Bay and B.S. in Management of Information Systems at San Diego State University David Park | EVP, Commercial Banking and Treasury Management › Previously served as EVP and Head of Commercial Banking at Banc of California › Also held various roles in 10 years at City National Bank › MBA in Finance from University of Southern California, and B.S. in Economics at UC Irvine

5 Preliminary Term Sheet Issuer (Ticker) Axos Financial, Inc. (AX) Security Subordinated Notes due 2032 Current Security Rating(1) Baa3 by Moody’s; BBB by Kroll Bond Rating Agency Offering Type SEC Registered Optional Redemption Non-call for 5 years; callable on any interest payment date at par thereafter Coupon Frequency Fixed rate for 5 years paid semi-annually; floating rate paid quarterly thereafter Covenants Consistent with regulatory limitations of Tier 2 capital Use of Proceeds General corporate purposes Lead Book-Running Manager Keefe, Bruyette & Woods, A Stifel Company Joint Book-Running Manager Piper Sandler & Co. Co-managers D.A. Davidson & Co.; B. Riley Securities, Inc.; Wedbush Securities Inc. (1) An explanation of the significance of ratings may be obtained from rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the subordinated notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. No report of any rating agency is incorporated by reference herein. Special Redemption Upon the occurrence of certain special events at par Term 10 Years

6 Axos Financial Overview Axos Financial, Inc. • Axos Financial, Inc. was founded in 1999 and is a customer-focused diversified financial services company headquartered in Las Vegas, Nevada • Axos provides banking and securities products and services to our consumer and business clients through online and low-cost distribution channels and affinity partners • Our low-cost and innovative business model helps us to generate above-peer returns while helping to maintain a low-risk loan portfolio (1) Adjusted (non-GAAP) metrics. See Appendix for reconciliation to the closest applicable GAAP metrics. For the 6 Months Ended ($ Millions) 12/31/2021 Market Data as of 2/8/2022 Market Capitalization $3,319.4 Price / Tangible Book Value per Share(1) 2.48 x Dividend Yield 0.0 % Selected Balance Sheet Data Total Assets $15,547.9 Net Loans 12,607.2 Allowance for Credit Losses 140.5 Total Deposits 12,269.2 Total Stockholders' Equity 1,523.2 Performance Ratios and Other Data ROAA 1.65 % ROAE 16.51 Net Interest Margin 4.16 Net Interest Margin - Banking Segment Only 4.39 Efficiency Ratio 48.74 Efficiency Ratio - Banking Segment Only 39.66 Asset Quality Metrics NCOs / Average Loans 0.01 % NPLs / Loans 1.14 NPAs / Assets 0.94 ACL / Loans HFI 1.10 ACL / NPLs 96.27 Capital Ratios TCE / TA(1) 8.73 % CET1 Ratio 10.08 Leverage Ratio 9.42 Tier 1 Capital 10.08 Total Capital 12.16 Nationwide Reach

7 Axos Bank1 (%) Banks Greater Than $10bn2 (%) Net interest income 4.51% 2.19% As % of average assets Salaries and benefits 0.87% 1.03% Premises, equipment and other non-interest expense 1.04% 1.11% Total non-interest expense 1.91% 2.14% Core business margin 2.60% 0.05% Our Business Model is More Profitable Because Our Costs are Lower and Our Assets are Higher-Yielding (1) For the three months ended September 30, 2021 – the most recent data on FDIC website “Statistics on Depository Institutions Report”. Axos Bank only, excludes Axos Financial, Inc. and non-bank subsidiaries to compare to FDIC data. Data retrieved January 27, 2022. (2) All Commercial Banks by asset size. FDIC reported for three months ended September 30, 2021. Total of 162 institutions >$10 billion. Data retrieved January 27, 2022.

8 Consumer Banking Commercial Banking Securities Axos Financial’s Three Business Segments Provide the Foundation for Sustained Long-term Growth › Diverse mix of asset, deposit, and fee income reduces risk and provides multiple growth opportunities in varying environments › Differentiated retail digital strategy from “online savings banks” or fin-tech competitors › Structural cost advantage vs. traditional banks › Differentiated distribution strategy › New business initiatives generate incremental growth › Universal Digital Banking Platform and Enterprise Technology stack provide operating leverage opportunity › Technology synergies among business segments reduce overall cost of growth strategy Investment Thesis

Convenience and superior user experience are keys to long-term success Effective use of customer data and segmentation reduces customer acquisition costs and increases cross-sell Control of front- and back- end connectivity to technology stack provides cost and time-to-market advantages UDB allows Axos to continuously add new self- service tools and value- added services within our digital banking platform Consumer Banking Providers that integrate banking with specialized software to serve specific customer segments will gain market share Axos Fiduciary Services supports trustees and fiduciaries nationwide through software + services model Winning cash/treasury management accounts through > automation and custom API integration Regional sales leaders supported by centralized service team create a more efficient and scalable model Commercial Banking Consumers across all age and income demographics want to manage their finances through a centralized, digital platform Independent RIAs and IBDs need banking services to compete with money center banks and large broker-dealers Owning clearing, custody, and direct-to-consumer digital wealth capabilities provide opportunities to serve consumers with incremental services at favorable economics Securities Our Model is Built for Increased Digital Interactions COVID-19 Has Accelerated Adoption of Digital Banking and Wealth Management 9

10 Over 15 Years of Profitable Growth Net Income has continued to grow throughout multiple economic cycles $3 $3 $3 $4 $7 $21 $21 $29 $40 $56 $83 $119 $135 $152$155 $183 $216 $242 - 50 100 150 200 250 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 Q2 2022 ($M) Note: Company uses a June 30 fiscal year-end. Q2 2022 data is for the 6 months ended December 31, 2021. Net Income Annualized Net Income

11 Return on Average Assets Return on Average Equity Efficiency Ratio 36.08% 39.58% 51.12% 47.50% 48.84% 48.74% 2017 2018 2019 2020 2021 Q2 2022 1.68% 1.68% 1.51% 1.53% 1.52% 1.65% 2017 2018 2019 2020 2021 Q2 2022 17.78% 17.05% 15.40% 15.65% 16.51% 16.51% 2017 2018 2019 2020 2021 Q2 2022 Note: Company uses a June 30 fiscal year-end. Q2 2022 data is for the 6 months ended December 31, 2021. (1) Securities segment added in third quarter of 2019. (2) The Company partnered with H&R Block Bank (HRB) to provide HRB branded financial services products. The partnership was terminated on December 8, 2020. Efficient Operations and Stable Margins Lead to Superior Profitability 3.90% 3.84% 3.76% 3.83% 3.92% 4.16% 1.60% 1.91% 2.40% 0.08% 0.10% 0.07% 2017 2018 2019 2020 2021 Q2 2022 NIM (Excluding HRB) Fed Funds Rate Net Interest Margin (2) (1)

12 Mortgage Banking 15% Other 11% Deposit / Service Fees 28% Broker - Dealer 47% Note: Company uses a June 30 fiscal year-end. Q2 2022 data is for the 6 months ended December 31, 2021. (1) Excludes securities gain / (loss). (2) Other includes gain on sale – other and prepayment fees. Q2 2022 YTD Fee Income Breakdown(1)(2)Fee Income / Revenue 17.4% 16.2% 16.9% 17.7% 16.3% 16.4% 2017 2018 2019 2020 2021 Q2 2022 Diversified Fee / Non-Interest Income

13 Asset Quality Built to Withstand Economic Cycles Note I: Company uses a June 30 fiscal year-end. Q2 2022 data is for the 6 months ended December 31, 2021. Note II: The Company partnered with H&R Block Bank (HRB) to provide HRB branded financial services products. The partnership was terminated on December 8, 2020. *For 2015, there were no co-branded HRB products. **On July 1, 2020, the Company adopted ASC 326, current expected credit loss (CECL). 0.06% 0.19% 0.19% 0.23% 0.12% 0.42% 0.69% 0.42% 0.36% 0.14% 0.04% 0.03% (0.01%) 0.01% 0.02% 0.06% 0.08% 0.07% 0.01% 0.79% 1.28% 1.42% 1.09% 0.77% 0.52% 0.55% 0.43% 0.35% 0.43% 0.50% 0.68% 1.07% 0.94% 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 Q2 2022 NCOs / Avg. Assets With HRB NCOs / Avg. Assets Without HRB NPAs / Assets * **

14 Credit Investor Highlights Experienced and “cycle-tested” management team  Track record of credit discipline, risk management and profitability Differentiated digital platform  Fully digital, no branch model provides structural cost advantages over traditional banks  Built to capitalize on digital financial services adoption Strong credit performance  Underlying credit culture of low-LTV, real estate secured lending (99% of loans backed by hard assets)  Senior position in all lender finance and commercial specialty RE loans with capital support from sponsors and junior partners  No loans in forbearance or deferral as of December 31, 2021 Deposit diversification and growth  Continued core deposit transformation and liquidity management  31% non-interest bearing deposits of December 31, 2021  Optionality with ~$2 billion of deposits from Axos Securities that can provide significant fee income Healthy capital position and capital generation through earnings  Tier 1 capital ratio of 10.08%, tier 1 leverage ratio of 9.42% and total capital ratio of 12.16%  Superior profitability (14% CAGR in EPS) that fueled a 17% CAGR in book value in the last five years(1)  ROAA of 1.65% and ROAE of 16.51% for the 6 months ended December 31, 2021 Corporate ratings profile  Baa3 Moody’s and BBB+ Kroll (1) CAGR calculated using EPS and book value for the 12 months ended December 31, 2016 and for the 12 months ended December 31, 2021.

Loan Portfolio and Credit Quality

16 Multifamily Single family 56% 55% 55% 58% 57% 57% Average Mortgage Loan to Value $11,610 $11,711 $11,415 $11,879 $12,607 $- $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 Q2 2021 Q3 2021 Q4 2021 Q1 2022 Q2 2022 56% 57% 56% 57% • Product Expansion •Repeating Client Relationships •Reputation for Reliable Execution Loan Growth Drivers Net Loans – Last Five Quarters ($ in Millions) Prudent Loan Growth With Low LTVs Note: Company uses a June 30 fiscal year-end.

17 Single Family Mortgage & Warehouse $4,282 33.5% Multifamily & Commercial Mortgage $2,484 19.5% Commercial Real Estate $3,857 30.2% Commercial & Industrial Non-RE $1,632 12.8% Auto & Consumer $479 3.8% Other $22 0.2% Note: Financial Information as of December 31, 2021. $12.8B Diverse Lending Across Segments (Dollars in Millions) Category Subcategory % of Category Total ($M) Subcategory Total ($M) Total Jumbo Mortgage $3,686 28.9% Warehouse Lending $596 4.6% Multifamily $2,017 15.8% Small Balance Commercial $467 3.7% CRE Specialty $3,735 29.3% Lender Finance RE $122 0.9% Lender Finance Non-RE $742 5.8% Equipment Leasing $96 0.8% Asset-Based Lending $793 6.2% Auto $417 3.3% Unsecured / OD $62 0.5% PPP $20 0.2% Other $3 0.0% Other Auto & Consumer Commercial & Industrial Non-RE Multifamily & Commercial Mortgage Single Family Mortgage & Warehouse Commercial Real Estate $479 $1,632 $2,484 $4,282 $22 $3,857

18 Real Estate Backed Loans by State Total Real Estate Loans: $10.0B As of December 31, 2021 Real Estate Backed Loans by Type Diverse Real Estate Mortgage Loans Southern CA $3,870 39% Northern CA $1,094 11% NY $2,983 30% FL $432 4% NJ $274 3% TX $144 1% VA $102 1% Other $1,128 11% Single Family $3,686 37% Multifamily $2,017 20% CRE $467 5% CRESL & Construction $3,735 37% Lender Finance RE $122 1% $ Millions $ Millions

19 CRE Specialty CRE Specialty Breakout $ Millions Total CRE Specialty: $3.7B As of December 31, 2021 Multifamily $1,353 36% SFR $926 25% Office $388 10% Land $354 10% Hotel $345 9% Retail $172 5% Commercial Notes $89 2% Industrial $71 2% Self-storage $37 1%

20 Asset-Based Lending Breakout Total Asset-Based Lending: $793M As of December 31, 2021 Asset-Based Lending $ Millions Commercial Notes $352 44% Cash Flow $147 19% Capital Call $130 16% Working Capital $74 9% Accounts Receivable $71 9% Equipment $19 3%

21 Holistic Credit Risk Management What We Do Loan Life Cycle Utilize a holistic credit-risk management framework to manage and monitor credit quality at each stage of the loan life cycle, and leverage specialized Credit Tools to optimize monitoring and reporting capabilities Set Appetite Originations Portfolio Management Reporting Special Assets Credit Monitoring & Oversight Axos Credit Objectives Establish Credit Framework and Culture Safe Growth Monitor Assets Throughout Life Cycle Data-Driven Decision Making Mitigate Problem Loans Example of Credit Tools • Board of Directors • Annual Strategic Plan • Corporate Governance • Policies & Approval Authorities Note: Credit Tools list is a sampling and is not purported to be comprehensive.

22 Allowance for Credit Losses Total ACL / ACL Loans Loans Loan Category ($M) ($M) (%) SFR Family - Mortgage and Warehouse $25.6 $4,281.7 0.60% Multifamily & Commercial Mortgage 13.6 2,483.9 0.55% Commercial Real Estate 67.6 3,857.4 1.75% Commercial & Industrial Non-RE 22.7 1,631.8 1.39% Auto & Consumer 10.9 478.6 2.28% Other 0.1 22.3 0.28% Total $140.5 $12,755.7 1.10% Note: Financial Information as of December 31, 2021.

Deposit Strategy

24 •Service to Specialty Verticals • Technology and Application Integration •Reposition as Commercial Banker Deposit Composition Note: Company uses a June 30 fiscal year-end. (1) Decrease in deposits by design to accommodate acquisition of $1.2 billion in deposits from E*TRADE Advisor Services in August 2021. (2) As a % of total deposits. (3) As a % of total liabilities. Checking Growth (6/2013 – 12/2021) = 1,800% Savings Growth (6/2013 – 12/2021) = 416% 12/31/2021 Deposit Growth 6,044 6,900 7,985 8,983 11,337 10,816 12,269 0 2,500 5,000 7,500 10,000 12,500 15,000 2016 2017 2018 2019 2020 2021 Q2 2022 $ Millions 13.7% 5.5-yr CAGR % CDs(2) % Borrowings(3) 17% 12% 12% 9% 25% 6% 26% 6% 20% 4% 14% 2% (1) Commercial Deposit Growth Drivers Checking and other demand deposits Savings Time deposits Savings – IRA 27% 10% 2% 61%% 10% 2% Core Deposit Growth Was Sufficiently Strong To Grow Overall Deposits While Changing The Deposit Mix

25 Axos Deposits Have National Reach With Customers in Every State Average Deposit Balance Number of Accounts Customer Base and Deposit Volume is Well Distributed Throughout the United States

Diversified Deposit Gathering



Diversified Deposit Gathering Business Lines
Fiduciary Services $1.2
Consumer Direct $4.7B
Distribution Partners $1.1B
Small Business Banking $0.5B
Commercial / Treasury Management $2.2B
Axos Securities $1.4B(1)
Specialty Deposits $1.2B

Fiduciary Services
- Serves 40% of U.S. Chapter 7 bankruptcy trustees in exclusive relationship
- Software allows servicing of SEC receivers and non-chapter 7 cases

Consumer Direct
- Full service digital banking, wealth management, and securities trading

Specialty Deposits
- Fiduciary services for trustees
- 1031 exchange firms
- Title and escrow companies
- HOA and property management

Distribution Partners
- Exclusive relationships with significant brands, groups, or employers
- White-label partnerships (e.g. Nationwide Insurance)

Axos Securities
- Broker-dealer client cash
- Broker-dealer reserve accounts

Small Business Banking
- Business banking with simple suite of cash management services

Commercial / Treasury Management
- Full service treasury/cash management
- Team enhancements and geographic expansion
- Bank and securities cross-sell

(1) There is an additional $725 million off balance sheet.

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27 2.8 9.1 15.3 9.0 29.0 49.0 0.0 10.0 20.0 30.0 40.0 50.0 Base plus 100 bps plus 200 bps Current Level Off-B/S Hypothetical $2B Off-B/S Annualized Fee Income $M(1) › Securities segment provides approximately $2 billion of deposits that can be brought on balance sheet or pushed to partner banks to generate fee income › Provides stable, low/no-cost deposits that can be used to fund Axos Bank’s loan growth › Currently 15 partner banks hold approximately $725 million deposits off Axos Bank’s balance sheet › Significant upside to fee income if interest rates rise and/or more deposits are pushed to partner banks Optionality with Deposits from Axos Securities (1) Amount of fee income may be higher or lower, depending on how much deposits from Axos Securities are held on or off Axos Bank’s balance sheet.

Capital, Asset-Liability Management, Interest Rate Management and Liquidity

29 Total FMV of Securities: $140 Million Non-Agency MBS 42% ABS and Structured 34% Agency MBS 21% Municipal 3% Investment Securities Composition Note: Financial Information as of December 31, 2021.

30 Net Interest Income(¹) Market Value of Equity(2) $ Millions $ Millions Note: As of December 31, 2021. (1) Assumes no growth in the balance sheet other than for retained earnings. (2) Based on numerous assumptions, including relative levels of interest rates, asset prepayments, runoffs in deposits and changes in repricing levels of deposits to general market rates; does not take into account any actions that may be undertaken in response to future changes in interest rates. $544 $553 $602 $527 $544 $594 -200 bps Base +200 bps First 12 Months Next 12 Months (13.0%) 0.0% 2.9% 3.2% (0.8%) 9.3% 10.8% 11.2% 11.3% 11.0% $1,339 $1,540 $1,585 $1,589 $1,528 -100 bps Base +100 bps +200 bps +300 bps % Change from Base MVE as % of Assets Market Value of Equity IRR / Rate Sensitivity Analysis

31 Off Balance Sheet Funding* 8.73% 9.42% 10.08% 12.16% TCE / TA Tier 1 Leverage Ratio Tier 1 Ratio Total Capital Ratio Axos Fiduciary Services Deposits – $31 million Axos Clearing Deposits – $725 million FHLB – $5.4 billion Federal Reserve Discount Window – $2.4 billion Consolidated Capital Ratios* (2) *As of December 31, 2021. (1) The Bank had $1.9 billion available immediately and $3.5 billion available with additional collateral. (2) Adjusted (non-GAAP) metrics. See Appendix for reconciliation to the closest applicable GAAP metrics. Diversified Funding and Liquidity (1)

Historical Interest Coverage

axos

($ Thousands)	FY 2018	FY 2019	FY 2020	FY 2021	Q2'22 YTD	Pro Forma[1]	
Bank level equity	$ 905,159	$ 1,009,678	$ 1,148,527	$ 1,299,911	$ 1,395,737	$ 1,545,737	
Consolidated equity	960,513	1,073,050	1,230,846	1,400,936	1,523,157	1,523,157	
Double leverage ratio	94%	94%	93%	93%	92%	101%	
Interest Coverage							
Earnings:							
Income from continuing operations before taxes	$ 239,699	$ 212,806	$ 262,632	$ 305,743	$ 171,249	$ 168,624	
(+) Interest on advances from the FHLB	22,848	32,834	11,988	4,672	1,989	1,989	
(+) Interest on securities loaned	-	748	679	1,496	469	469	
(+) Interest on other borrowings	3,881	5,620	5,645	12,424	5,201	5,201	
(+) Interest Attributable to $150MM Subordinated Debt Raise[1][2]	-	-	-	-	-	2,625	
Earnings available to pay down interest on other borrowings (net of deposit interest expense)	266,428	252,008	280,944	324,335	178,908	178,908	A
(+) Interest on deposits	79,851	117,080	126,916	60,529	15,517	15,517	
Earnings available to pay down interest on deposits and other borrowings	$ 346,279	$ 369,088	$ 407,860	$ 384,864	$ 194,425	$ 194,425	B
Interest Expense:							
Interest on advances from the FHLB	$ 22,848	$ 32,834	$ 11,988	$ 4,672	$ 1,989	$ 1,989	
Interest on securities loaned	-	748	679	1,496	469	469	
Interest on other borrowings	3,881	5,620	5,645	12,424	5,201	5,201	
Interest Attributable to $150MM Subordinated Debt Raise[1][2]	-	-	-	-	-	2,625	
Interest expense on other borrowings (excluding interest on deposits)	26,729	39,202	18,312	18,592	7,659	10,284	C
Interest on deposits	79,851	117,080	126,916	60,529	15,517	15,517	
Total interest expense (including interest on deposits)	$ 106,580	$ 156,282	$ 145,228	$ 79,121	$ 23,176	$ 25,801	D
Interest coverage on other borrowings (excluding deposit interest expense) - A / C	**10.0x**	**6.4x**	**15.3x**	**17.4x**	**23.4x**	**17.4x**	
Interest coverage on deposits and other borrowings - B / D	**3.2x**	**2.4x**	**2.8x**	**4.9x**	**8.4x**	**7.5x**	

Note: Company uses a June 30 fiscal year-end.
(1) Assumes $150 million subordinated debt raise for illustrative purposes.
(2) Assumes 3.50% coupon rate for illustrative purposes.

32

Axos Securities

Axos Securities Overview

axos

Monetizing synergies by integrating Banking products and services to Securities customers, RIAs, and IBDs

Axos Securities

Business	Reach
Axos Clearing Securities Clearing & Custody	69 IBDs 200 RIAs 265,000 Clients
Axos Invest Digital Wealth & Personal Financial Management	24,000 Clients
Axos Trading Self-Directing Trading	Launched Fiscal Q1 2022*

Access to ~289,000 Clients

Consumer Banking
- Consumer Deposit Accounts
- ODL/Margin Accounts
- Jumbo Single Family Mortgage Loans

Commercial Banking
- Securities-Backed Lines of Credit
- Cash Management
- Commercial Property Refinancing

Digital Solutions
- Universal Digital Platform
- Account Opening Platform

*Retail crypto trading launch expected in calendar 2022

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35 Secular Industry Trends Provide Opportunities for Axos Fee Compression for Active and Passive Investment Managers Advisors are Leaving Wirehouses to Become Independent Advisors Aging Advisor Population Is Driving Consolidation and Succession Planning Digitization of Wealth Management • RIAs need to reduce costs and streamline back- office ops • Automation frees up > time/resources for client interactions • Axos to provide bundled securities clearing, custody and banking services • Target small & medium-sized RIAs and IBDs that large custodians do not serve well • Axos to provide succession-based and M&A financing to RIAs and IBDs • Nation-wide footprint and industry focus are competitive advantages • Axos will offer direct-to-consumer and private label robo-advisory solutions to individuals and independent RIAs

36 Axos Clearing acquired certain assets and deposits related to E*TRADE Advisor Services (EAS) – closed August 2, 2021 1) $55 million cash purchase price paid at closing from Axos Financial 2) Includes $24.8 billion of custodial assets & ~$1.2 billion low-cost deposits 3) Accelerates time-to-scale in RIA custody business 4) Adds new sources of fee income and services that compliment Axos Clearing’s product offering 5) Own proprietary front- and back-end RIA custody technology platform 6) Rebranded Axos Advisor Services (AAS) Strategic and Financial Benefits 1) Adds a turnkey technology platform to generate low-cost core deposits 2) Increases Axos’ non-interest income by 33%(1) 3) Provides cross-sell opportunities across securities clearing, deposit & lending products to 200+ advisors and 153,000+ wealth management clients 4) Conversion to broker-dealer platform unlocks incremental revenue opportunities 5) Accretive to EPS - projected 1% accretion in FY 2022 and 5% in FY 2023 6) Tangible book value earn-back in ~3 years (1) Based on Axos’ FY 2021 non-interest income (excluding HRB-related fees) of $94mm and EAS calendar year 2020 fee-based revenues of $31.3mm. E*TRADE Advisor Services Acquisition

Adds a Scalable Technology Platform Axos Advisor Services Platform Overview Liberty Integrated Platform Dedicated Strategic Business Consultant Dedicated Client Service Advocate Supported by High-Touch, Best-In-Class Client Service Liberty Platform Liberty Custody  Web-based  Highly scalable and secure  Mobile capabilities  Asset-based pricing  APIs to 3rd party value – added CRM, planning, compliance, aggregation and other tools  RIA client white labelled client portal, statements and mobile app • Prospecting • Proposal • Conversion • Onboarding • UMA • Rebalancing • Omnibus trading • Tax harvesting • Fractional shares • 3rd party investment managers • Diverse strategies • Fee billing • Mobile enabled • Investor portal • Performance • Statements • Private-labeling • Custom branding  No lending of client securities  FDIC insurance for up to $500K  Supports alternative / non-tradeable assets Portfolio Management & Trading Managed Investment Solutions Growth Tools Operational Tools Reporting + Analytics Helping advisors drive efficiencies so they can focus on building and sustaining their long-term client relationships Dedicated operations team Access to executive management team, trainers, business consultants, technology experts, and onboarding teams 37

38 Long-Term Revenue and Expense Synergies Axos Custody Axos Invest Axos Clearing Revenue Synergies* Cost Synergies* Axos Securities: • Margin Loans • Securities Lending • Fixed Income Trading • Order Flow • White-label Robo Advisor Axos Consumer Banking: • White-label Banking • Auto Lending • Mortgage Lending • Unsecured Lending Axos Business Banking: • Small Business Banking • RIA Lending Axos Securities: • Self-Clearing • Regulatory/Compliance • Client Acquisition Costs • Customer Service • IT Infrastructure/Dev Axos Consumer Banking: • Deposit Servicing Costs • Client Acquisition Costs Axos Business Banking: • Client Acquisition Costs *Not included in EPS accretion or tangible book value earn-back analysis

Appendix

Ratings Profile

Moody's Ratings (as of 1/14/2022)

Type	Rating	Outlook
Axos Financial, Inc.		
Long-term Issuer Rating	**Baa3**	**Stable**
Subordinate Regular Bond / Debenture	Baa3	N/A
Subordinate Shelf	Baa3	N/A
Senior Unsecured Shelf	Baa3	N/A
Axos Bank		
Long-term Issuer Rating	**Baa3**	**Stable**
Adjusted Baseline Credit Assessment	baa2	N/A
Baseline Credit Assessment	baa2	N/A
Long-term Bank Deposits	A3	Stable
Short-term Bank Deposits	P-2	N/A

Kroll Ratings (as of 1/14/2022)

Type	Rating	Outlook
Axos Financial, Inc.		
Senior Unsecured Debt	BBB+	Stable
Subordinated Debt	BBB	Stable
Short-Term Debt	K2	N/A
Axos Bank		
Deposit	A-	Stable
Senior Unsecured Debt	A-	Stable
Subordinated Debt	BBB+	Stable
Short-Term Deposit	K2	N/A
Short-Term Debt	K2	N/A

40

Select Financials

axos

	FY 2016	FY 2017	FY 2018	FY 2019	FY 2020	FY 2021	For the 6 Months Ended 12/31/2021
Selected Balance Sheet Data ($ Millions)							
Total Assets	$7,599.3	$8,501.7	$9,539.5	$11,220.2	$13,851.9	$14,265.6	$15,547.9
Net Loans	6,354.7	7,374.5	8,432.3	9,382.1	10,631.3	11,414.8	12,607.2
Loans Held for Sale, at Fair Value	20.9	18.7	35.1	33.3	52.0	29.8	27.4
Allowance for Credit Losses	35.8	40.8	49.2	57.1	75.8	133.0	140.5
Securities	472.2	272.8	180.3	227.5	187.7	189.3	140.8
Total Deposits	6,044.1	6,899.5	7,985.4	8,983.2	11,336.7	10,815.8	12,269.2
Advances from the FHLB	727.0	640.0	457.0	458.5	242.5	353.5	157.5
Borrowings	56.0	54.5	54.6	168.9	235.8	221.4	260.4
Total Stockholders' Equity	683.6	834.2	960.5	1,073.1	1,230.8	1,400.9	1,523.2
Selected Income Statement Data							
Net Interest Income	$261.0	$313.2	$368.5	$408.6	$477.6	$538.7	$292.2
Provision for Loan and Lease Losses	9.7	11.1	25.8	27.4	42.2	23.8	8.0
Non-Interest Income	66.3	68.1	70.9	82.8	103.0	105.3	57.5
Non-Interest Expense	112.8	137.6	173.9	251.2	275.8	314.5	170.5
Net Income	119.3	134.7	152.4	155.1	183.4	215.7	121.0
Per Common Share Data							
Diluted EPS	$1.87	$2.10	$2.37	$2.48	$2.98	$3.56	$1.99
Adjusted Earnings per Common Share (Non-GAAP)(1)	N/A	N/A	2.39	2.75	3.10	3.68	2.06
Book Value Per Common Share	10.73	13.05	15.24	17.47	20.56	23.62	25.60
Tangible Book Value per Common Share (Non-GAAP)(1)	10.67	12.94	13.99	15.10	18.28	21.36	22.54
Performance Ratios and Other Data							
Loan and Lease Originations for Investment(2)	$3,582.8	$4,069.0	$5,895.9	$6,756.8	$6,573.6	$5,761.3	$4,636.7
Loan Originations for Sale	$1,363.0	$1,375.4	$1,564.2	$1,471.9	$1,601.6	$1,608.7	$403.3
ROAA	1.75 %	1.68 %	1.68 %	1.51 %	1.53 %	1.52 %	1.65 %
ROAE	19.43 %	17.78 %	17.05 %	15.40 %	15.65 %	16.51 %	16.51 %
Interest Rate Spread	3.70 %	3.74 %	3.79 %	3.66 %	3.65 %	3.70 %	3.97 %
Net Interest Margin	3.91 %	3.95 %	4.11 %	4.07 %	4.12 %	3.92 %	4.16 %
Net Interest Margin - Banking Segment Only	N/A %	N/A %	4.14 %	4.14 %	4.19 %	4.11 %	4.39 %
Efficiency Ratio	34.44 %	36.08 %	39.58 %	51.12 %	47.50 %	48.84 %	48.74 %
Efficiency Ratio - Banking Segment Only	N/A %	N/A %	34.55 %	40.51 %	39.81 %	41.95 %	39.66 %
Asset Quality Metrics							
NCOs / Average Loans	(0.01) %	0.06 %	0.19 %	0.19 %	0.23 %	0.12 %	0.01 %
NPLs / Loans	0.50	0.38	0.37	0.51	0.82	1.26	1.14
NPAs / Assets	0.42	0.35	0.43	0.50	0.68	1.07	0.94
ALLL / Loans HFI	0.56	0.55	0.58	0.60	0.71	1.15	1.10
ALLL / NPLs	112.45	143.81	157.40	117.84	86.20	91.57	96.27
Capital Ratios							
TCE / TA(1)	8.88 %	9.68 %	9.27 %	8.34 %	7.94 %	8.97 %	8.73 %
CET1 Ratio	14.42	14.66	13.27	11.43	11.22	11.36	10.08
Leverage Ratio	9.12	9.95	9.45	8.75	8.97	8.82	9.42
Tier 1 Capital	14.53	14.75	13.34	11.49	11.27	11.36	10.08
Total Capital	16.36	16.38	14.84	12.91	12.64	13.78	12.16

(1) Adjusted (non-GAAP) metrics. See Non-GAAP Reconciliation for the closest applicable GAAP metrics.
(2) Aligns with GAAP cash flow statement disclosure which uses a net presentation for warehouse originations.

41

Non-GAAP Reconciliation

axos

$ Millions, except per share data	FY 2016	FY 2017	FY 2018	FY 2019	FY 2020	FY 2021	For the 6 Months Ended 12/31/2021
Total common equity (GAAP)	$678.5	$829.2	$955.5	$1,068.0	$1,225.8	$1,400.9	$1,523.2
Less goodwill and other intangible assets	0.0	0.0	67.8	134.9	125.4	116.0	162.0
Less mortgage servicing rights, carried at fair value	3.9	7.2	10.8	9.8	10.7	17.9	20.1
Tangible Common Equity (Non-GAAP)	**$674.6**	**$822.0**	**$876.9**	**$923.3**	**$1,089.7**	**$1,267.0**	**$1,341.1**
Total Assets (GAAP)	$7,599.3	$8,501.7	$9,539.5	$11,220.2	$13,851.9	$14,265.6	$15,547.9
Less goodwill and other intangible assets	0.0	0.0	67.8	134.9	125.4	116.0	162.0
Less mortgage servicing rights, carried at fair value	3.9	7.2	10.8	9.8	10.7	17.9	20.1
Tangible Assets (Non-GAAP)	**$7,595.4**	**$8,494.5**	**$9,460.9**	**$11,075.5**	**$13,715.8**	**$14,131.7**	**$15,365.8**
Common shares outstanding (000)	**63,219**	**63,536**	**62,688**	**61,129**	**59,613**	**59,318**	**59,499**
Diluted Common Shares Outstanding (000)	-	-	**64,147**	**62,382**	**61,438**	**60,520**	**60,749**
Book value per common share (GAAP)	**$10.73**	**$13.05**	**$15.24**	**$17.47**	**$20.56**	**$23.62**	**$25.60**
Net Income (GAAP)	-	-	$152.4	$155.1	$183.4	$215.7	$121.0
Acquisition-related costs	-	-	1.5	6.7	10.1	9.8	5.9
Excess FDIC expense	-	-	-	1.1	-	-	-
Other costs	-	-	-	15.3	-	-	-
Income taxes	-	-	(0.5)	(6.3)	(3.0)	(2.9)	(1.7)
Adjusted earnings (Non-GAAP)	**-**	**-**	**$153.3**	**$172.0**	**$190.5**	**$222.6**	**$125.1**
Tangible book value per common share (Non-GAAP)	$10.67	$12.94	$13.99	$15.10	$18.28	$21.36	$22.54
Tangible common equity to tangible assets (Non-GAAP)	8.88%	9.68%	9.27%	8.34%	7.94%	8.97%	8.73%
Adjusted EPS (Non-GAAP)	-	-	$2.39	$2.75	$3.10	$3.68	$2.06
Market data as of 2/8/2022							
Stock Price							$55.79
Price / Tangible Book Value							2.48x

42

Contact Information Greg Garrabrants, President and CEO Derrick Walsh, EVP and CFO Andy Micheletti, EVP of Finance investors@axosfinancial.com www.axosfinancial.com Johnny Lai, VP Corporate Development and Investor Relations Phone: 858.649.2218 Mobile: 858.245.1442 jlai@axosfinancial.com